EXHIBIT 99.1

Superconductor Technologies Reports 2016 Second Quarter Results

AUSTIN, Texas, Aug. 11, 2016 (GLOBE NEWSWIRE) -- Superconductor Technologies Inc. (STI) (Nasdaq:SCON) reported financial results for the quarter ended July 2, 2016.

“In the second quarter, we made significant progress in our efforts to improve our Conductus wire’s mechanical strength,” stated Jeff Quiram, STI’s president and chief executive officer. “After enhancing our HTS wire template process, we achieved target mechanical properties in testing. Our plan is to implement these architecture enhancements on our existing production equipment by utilizing our design that prioritizes the ability to scale quickly and economically. Our current efforts are focused on reestablishing our standard critical current using the new template architecture. We expect to have the system modifications operational in the fourth quarter of 2016 and ship wire to key customers shortly thereafter to complete existing qualification orders.

“In June, STI and our commercial partner, an industry leading manufacturer of generators and motors, and renown academic partners submitted a proposal for the US Department of Energy’s (DOE) Funding Opportunity entitled ‘Enabling Technologies for Next Generation Machines.’ The project’s stated goals are to maximize energy efficiency and increase power density for a wide variety of critical energy applications. Our project addresses the DOE topic ‘Superconducting Wire Manufacturing,’ which is in line with our customers’ need for increased infield magnetic performance and lower cost / higher performance wire. The DOE’s Office of Energy Efficiency and Renewable Energy stated it plans to announce the winning proposals next month,” Quiram concluded.

Also in the second quarter, STI was awarded U.S. Patent No. 9,362,025, entitled “Coated Conductor High Temperature Superconductor Carrying High Critical Current Under Magnetic Field By Intrinsic Pinning Centers, And Methods Of Manufacture Of Same” from the U.S. Patent and Trademark Office (USPTO). This patent further protects the company’s unique capabilities utilized to improve the performance of its Conductus® superconducting wire in applications that operate in the presence of a high magnetic field.

STI’s second quarter 2016 net revenues were $11,000 compared to $89,000 in the first quarter of 2016 and $71,000 in the second quarter of 2015. Revenue for all periods was primarily from legacy wireless products. Net loss for the second quarter 2016 was $3.1 million, or a loss of $1.14 per basic and diluted share, compared to a net loss of $2.6 million, or a loss of $1.00 per basic and diluted share, in the first quarter of 2016, and a net loss of $2.4 million, or a loss of $2.11 per basic and diluted share, in the second quarter of 2015.

For the six-month period ending July 2, 2016, total net revenues were $100,000, compared to $126,000 for the first half of 2015. The net loss for the first half of 2016 was $5.7 million, or $2.14 per share, compared to $3.8 million, or $3.71 per share.

Please note: share and per share data for both periods is adjusted for the 1-for-15 reverse stock split effective on July 18, 2016.

As of July 2, 2016, STI had $3.4 million in cash and cash equivalents. On August 2, 2016, STI closed a registered direct offering with gross proceeds of $2.2 million.

Investor Conference Call
STI will host a conference call and simultaneous webcast today, Aug. 11th at 11:00 a.m. Eastern Time / 8:00 a.m. Pacific Time to discuss its results. Participating in the call will be Jeff Quiram, president and chief executive officer; and Bill Buchanan, vice president and chief financial officer. To listen to the call live, please dial 1-888-461-2031 at least 10 minutes before the start of the conference. International participants may dial 1-719-325-2108. The conference ID is 6502412. The call will be webcast and can be accessed from the “Investor Relations” section of the company’s website. A telephone replay will be available until midnight ET on August 13th by dialing 1-877-870-5176 or 1-858-384-5517, and entering pass code 6502412. A replay will also be available at the web address above.

About Superconductor Technologies Inc. (STI)
Superconductor Technologies Inc. is a global leader in superconducting innovation. Its Conductus® superconducting wire platform offers high performance, cost-effective and scalable superconducting wire. With 100 times the current carrying capacity of conventional copper and aluminum, superconducting wire offers zero resistance with extreme high current density. This provides a significant benefit for electric power transmission and also enables much smaller or more powerful magnets for motors, generators, energy storage and medical equipment. Since 1987, STI has led innovation in HTS materials, developing more than 100 patents as well as proprietary trade secrets and manufacturing expertise. For more than 20 years STI utilized its unique HTS manufacturing process for solutions to maximize capacity utilization and coverage for Tier 1 telecommunications operators. Headquartered in Austin, TX, Superconductor Technologies Inc.'s common stock is listed on the NASDAQ Capital Market under the ticker symbol “SCON.” For more information about STI, please visit http://www.suptech.com.

Safe Harbor Statement
Statements in this press release regarding our business that are not historical facts are "forward-looking statements" that involve risks and uncertainties. Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors, which could cause actual results to differ materially from the forward-looking statements. These factors and uncertainties include, but are not limited to: our limited cash and a history of losses; our need to materially grow our revenues from commercial operations and/or to raise additional capital (which financing may not be available on acceptable terms or at all) in the very near future, before cash reserves are depleted (which reserves are expected to be sufficient into the first quarter of 2017), to implement our current business plan and maintain our viability; the performance and use of our equipment to produce wire in accordance with our timetable; overcoming technical challenges in attaining milestones to develop and manufacture commercial lengths of our HTS wire; the possibility of delays in customer evaluation and acceptance of our HTS wire; the limited number of potential customers and customer pressures on the selling prices of our products; the limited number of suppliers for some of our components and our HTS wire; there being no significant backlog from quarter to quarter; our market being characterized by rapidly advancing technology; the impact of competitive products, technologies and pricing; manufacturing capacity constraints and difficulties; the impact of any financing activity on the level of our stock price; the dilutive impact of any issuances of securities to raise capital; the steps required to maintain the listing of our common stock with a U.S. national securities exchange and the impact on the liquidity and trading price of our common stock if we fail to maintain such listing; the cost and uncertainty from compliance with environmental regulations; and local, regional, and national and international economic conditions and events and the impact they may have on us and our customers.

Forward-looking statements can be affected by many other factors, including, those described in the "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of STI's Annual Report on Form 10-K for the year ended December 31, 2015 and in STI's other public filings. These documents are available online at STI's website, www.suptech.com, or through the SEC's website, www.sec.gov. Forward-looking statements are based on information presently available to senior management, and STI has not assumed any duty to update any forward-looking statements.

Investor Relations Contact
Cathy Mattison or Kirsten Chapman
LHA  +1-415-433-3777  invest@suptech.com

– Tables to Follow –

SUPERCONDUCTOR TECHNOLOGIES INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended		Six Months Ended
	July 2, 2016	June 27, 2015	July 2, 2016	June 27, 2015

Net revenues	$11,000	$71,000	$100,000	$126,000

Costs and expenses:
Cost of revenues	971,000	689,000	1,835,000	1,445,000
Research and development	701,000	1,017,000	1,417,000	2,474,000
Selling, general and administrative	1,420,000	1,318,000	2,583,000	2,845,000

Total costs and expenses	3,092,000	3,024,000	5,835,000	6,764,000

Loss from operations	(3,081,000)	(2,953,000)	(5,735,000)	(6,638,000)

Other Income and Expense:

Adjustments to fair value of warrant derivatives	-	752,000	21,000	3,383,000
Adjustments to warrant exercise price	-	-	-	(367,000)
Other (expense) income	3,000	(208,000)	6,000	(208,000)

Net loss	$(3,078,000)	$(2,409,000)	$(5,708,000)	$(3,830,000)

Basic and diluted net loss per common share	$(1.14)	$(2.11)	$(2.14)	$(3.71)

Basic and diluted weighted average number of common shares outstanding	2,711,697	1,143,138	2,668,799	1,031,238

SUPERCONDUCTOR TECHNOLOGIES INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	July 2,	December 31,
	2016	2015
	(Unaudited)	(See Note)
ASSETS

Current Assets:
Cash and cash equivalents	$3,417,000	$7,469,000
Accounts receivable, net	16,000	38,000
Inventory, net	62,000	121,000
Prepaid expenses and other current assets	183,000	122,000
Total Current Assets	3,678,000	7,750,000

Property and equipment, net of accumulated depreciation of
$8,410,000 and $7,290,000, respectively	4,431,000	5,551,000
Patents, licenses and purchased technology, net of accumulated amortization
of $907,000 and $869,000, respectively	994,000	938,000
Other assets	97,000	126,000
Total Assets	$9,200,000	$14,365,000

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$246,000	$432,000
Accrued expenses	791,000	418,000
Total Current Liabilities	1,037,000	850,000
Other long-term liabilities	230,000	393,000
Total Liabilities	1,267,000	1,243,000

Stockholders’ Equity:
Preferred stock, $.001 par value, 2,000,000 shares authorized,
330,124 and 330,873 shares issued and outstanding, respectively	-	-
Common stock, $.001 par value, 250,000,000 shares authorized,
2,783,214 and 2,640,547 shares issued and outstanding, respectively	3,000	3,000
Capital in excess of par value	304,608,000	304,089,000
Accumulated deficit	(296,678,000)	(290,970,000)
Total Stockholders' Equity	7,933,000	13,122,000
Total Liabilities and Stockholders' Equity	$9,200,000	$14,365,000

Note – December 31, 2015 balances were derived from audited financial statements.

SUPERCONDUCTOR TECHNOLOGIES INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended
	July 2, 2016	June 27, 2015

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(5,708,000)	$(3,830,000)
Adjustments to reconcile net loss to net cash used in
operating activities:
Depreciation and amortization	1,157,000	1,249,000
Stock-based compensation expense	519,000	1,085,000
Adjustments to fair value of warrant derivatives	21,000	(3,383,000)
Adjustments to warrant exercise price	-	367,000
Provision for excess or obsolete inventory	-	58,000
Gain on disposal of property and equipment	-	(1,000)
Changes in assets and liabilities:
Accounts receivable	22,000	47,000
Inventories	59,000	16,000
Prepaid expenses and other current assets	(61,000)	26,000
Patents and licenses	(94,000)	(38,000)
Other assets	30,000	124,000
Accounts payable, accrued expenses and other current liabilities	3,000	(346,000)
Net cash used in operating activities	(4,052,000)	(4,626,000)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	-	(141,000)
Net proceeds from the sale of property and equipment	-	1,000
Net cash used in investing activities	-	(140,000)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from the sale of common stock	-	4,596,000
Net proceeds from the exercise of outstanding warrants	-	1,687,000
Net cash provided by financing activities	-	6,283,000

Net increase (decrease) in cash and cash equivalents	(4,052,000)	1,517,000
Cash and cash equivalents at beginning of period	7,469,000	1,238,000
Cash and cash equivalents at end of period	$3,417,000	$2,755,000

Supplemental non-cash financing disclosure:
Warrant liability converted to capital in excess of par	$-	$669,000